Exhibit (e)(24)

PRIVATE AND CONFIDENTIAL

February 27, 2015

j2 Global, Inc.

6922 Hollywood Boulevard, Suite 500

Los Angeles, CA 90028

Attention: Scott Turicchi

Ladies and Gentlemen:

You have requested information from Carbonite, Inc. (the “Company”) in connection with your consideration of a possible transaction pursuant to which you or one of your subsidiaries would directly or indirectly propose to acquire the Company (the “Possible Transaction”). The Company is willing to furnish such information to you for the purpose of your evaluating, negotiating and/or consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).

1. Proprietary Information; Other Defined Terms.

(a) All information furnished by the Company or any of its Representatives (as defined below), including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished before or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives that contain, reference, reflect or are based upon, in whole or in part, any information so furnished to you or any of your Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information.” Proprietary Information does not include, however, information that (i) was or becomes available to you or any of your Representatives from a source that is not known by you or any of your Representatives after reasonable inquiry to be bound by a confidentiality obligation to the Company or any of its publicly-disclosed subsidiaries with respect to such information, (ii) was or becomes generally available to the public (other than as a result of a breach by you or any of your Representatives of this Agreement), (iii) was previously in your possession as demonstrated by your written records, provided that such information was not provided to you or any of your Representatives in that capacity by a person who you or any of your Representatives know after reasonable inquiry to be subject to another confidentiality agreement or other obligation of secrecy to the Company or any of its publicly-disclosed subsidiaries with respect to such information, or (iv) was independently developed by you or any of your Representatives without derivation from, reference to or reliance upon, or using in any manner, the Proprietary Information and without violating any of the confidentiality obligations under this Agreement. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand

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February 27, 2015

and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, you agree not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement.

(b) For purposes of this Agreement, references herein to a party’s “Representatives” shall include that party’s and its affiliates’ officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives, and, as to you, only if you receive the prior written consent of the Company, potential sources of capital or financing (debt, equity or otherwise). As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Company or (iii) required by applicable securities or antitrust laws or under applicable stock exchange rules (regardless of the reasons for the applicability thereof), you shall, and shall cause your Representatives to, (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your Representatives who are participating in evaluating, negotiating, advising with respect to, pursuing, effecting and/or financing the Possible Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating, advising with respect to, pursuing, effecting and/or financing the Possible Transaction, (b) not use any Proprietary Information in the conduct of your business operations in any way that is, or is reasonably likely to be, detrimental to the business of the Company or any of its publicly-disclosed subsidiaries or for any purpose other than in connection with evaluating, negotiating, advising with respect to, pursuing, effecting and/or financing the Possible Transaction and (c) not disclose to any person (other than your Representatives who are participating in evaluating, negotiating, advising with respect to, pursuing, effecting and/or financing the Possible Transaction or who otherwise need to know for the purpose of evaluating, negotiating, advising with respect to, pursuing, effecting and/or financing the Possible Transaction) any term, condition or other matter relating to a Possible Transaction, including, without limitation, the status thereof, other than the terms of this Agreement or any terms described prior to the date of this Agreement (the items described in this clause (c), “Transaction Information”); provided, however, that you may disclose Proprietary Information or Transaction Information under clause (iii) above only if (y) after consultation with outside counsel you have concluded in your reasonable good faith judgment that such disclosure is so required and (z) such disclosure requirement does not arise from a breach of Paragraph 7. Without limiting the foregoing, neither

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you nor any of your Representatives will, during the Standstill Period (as defined below) without the prior written consent of the Company, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with the Possible Transaction. We will not, and we will direct our Representatives not to, disclose to any person any Transaction Information unless such disclosure is, in our reasonable good faith judgment, required by applicable securities or antitrust laws or under applicable stock exchange rules (regardless of the reasons for the applicability thereof).

3. Certain Legally Required Disclosure. In the event that you (or any of your Representatives) should be required by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and as far in advance of such disclosure as is reasonably practicable, provide the Company with prompt written notice of such requirement if reasonably practicable. You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Proprietary Information and Transaction Information that you intend (or that your Representative intends) to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company at the Company’s expense to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such legal, judicial, regulatory or administrative process, in all cases if reasonably practicable. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are (or any of your Representatives is) required to disclose any Proprietary Information or Transaction Information in any legal, judicial, regulatory or administrative process to avoid censure or penalty, you or your Representative, as applicable, (a) will use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, at the Company’s expense and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the advice of your counsel (which may include internal counsel), is required to be disclosed (the “Public Disclosure”). Notwithstanding the foregoing, your Representatives who are accounting firms may disclose Derivative Materials to the extent, if any, required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, provided that, to the extent permitted by law or regulation, prior written notice of any such required disclosure will be provided to the Company.

4. Responsibility for Representatives. You agree that you shall, at your sole expense, use commercially reasonable efforts, including, without limitation, court proceedings, to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to, and in the possession of, you or any of your Representatives and to prevent the use of any Proprietary Information or Transaction Information by your Representatives in any way that would violate any antitrust or other applicable law or this Agreement. You will notify the Company promptly, in writing, of any use or disclosure of any

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Proprietary Information or Transaction Information in violation of this Agreement of which any member of your executive management team acquires knowledge. Each party will be responsible for any breach of this Agreement by it and any deemed breach of this Agreement by any of its Representatives (all of whom shall be specifically informed of the confidential nature of the Transaction Information and, with respect to you, the Proprietary Information), assuming such Representatives were parties hereto and had your or our, as the case may be, obligations hereunder. You are aware, and will advise your Representatives to whom any Proprietary Information or Transaction Information is disclosed, that the United States securities laws restrict the purchase or sale of securities on the basis of material, non-public information about the issuer of such securities.

5. No Representations Regarding Proprietary Information.

(a) You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes and that only those representations and warranties made by the Company in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. You agree that, other than as may be set forth in such definitive written agreement, neither the Company nor any of its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

(b) Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by the Company or any of its Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, and you hereby waive any claims in respect thereof.

(c) You acknowledge and agree that (i) the Company shall be free to conduct the process for an acquisition or business combination transaction as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and entering into a definitive written agreement without prior notice to you or any other person) and (ii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

(d) It is understood and agreed that unless and until the Company has entered into a definitive agreement with you with respect to a Possible Transaction, if any, neither the Company nor you intends to be, or shall be, under any legal obligation of any kind whatsoever

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February 27, 2015

with respect to a Possible Transaction or otherwise, except for the matters specifically agreed to in this Agreement.

6. Return or Destruction of Proprietary Information. If you determine that you do not wish to proceed with the Possible Transaction, you shall promptly advise the Company of that decision in writing. In such case or upon the Company’s request, you shall (and shall cause your Representatives and any other person to whom you have disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, to) promptly (and in any event within ten days) either (at your option) return to the Company or destroy (and certify in writing to the Company by an authorized officer supervising such destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives or any other person to whom you have disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, and shall not retain any copies or other reproductions, in whole or in part, of such materials. You shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction; provided, however, that your outside counsel may keep one copy of the Proprietary Information for compliance purposes if required by bona fide policies and procedures implemented by your outside counsel and your legal department and/or outside counsel may keep one copy of the Proprietary Information to the extent that such information is reasonably likely to be required to be disclosed under applicable law in connection with or in the pursuit of a Possible Transaction and, with respect to your Representatives who are accounting firms, such firms may keep one copy of the Proprietary Information if required by bona fide policies and procedures implemented by such accounting firms in order to comply with applicable law, regulation, professional standards or reasonable business practice; provided, further, that you may retain data or electronic records containing Derivative Materials for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except, as required for backup, recovery, contingency planning or business continuity planning purposes, or to the extent that such information is reasonably likely to be required to be disclosed under applicable law in connection with or in the pursuit of a Possible Transaction. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6 or the retention of a copy of the Derivative Materials permitted by the immediately preceding sentence, you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof.

7. Standstill. In consideration for your being furnished with Proprietary Information, you agree to immediately terminate the Offer (as defined in the Schedule TO filed by you and Copper Holdings, Inc. with the Securities and Exchange Commission on December 24, 2014) and that, unless specifically requested in writing in advance by the Company’s Representative on behalf of the Company’s board of directors, neither you nor any of your Representatives on your behalf will, during the Standstill Period (as defined below) (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to),

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directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) or (b) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to acquire or dispose of any securities of the Company or any of its subsidiaries; (g) publicly request that the Company (or its board of directors or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement (other than disclosure (i) of the existence of this Agreement and of the termination of the Offer pursuant to this Agreement, (ii) that is required on Schedule 13D or (iii) in connection with any of the activities permitted under the next sentence). Notwithstanding the foregoing sentence, (x) you or any of your Representatives on your behalf may solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act) or take other actions otherwise in contravention of clause (d) or (h) of the preceding sentence in connection with the election of directors at the 2015 annual meeting of the Company’s stockholders (the “2015 Meeting”), with respect to the Company’s nominees and with respect to additional candidates who are nominated by you (or any of your affiliates or Representatives) provided that each such candidate is one of your existing independent directors; (y) nothing in clause (c), (d), (e) or (h) shall restrict your activities in connection with the 2015 Meeting with respect to any item of business proposed for consideration and vote thereat that constitutes a structural takeover defense or other matter that would reasonably be expected to frustrate an acquisition of the Company; and (z) for the avoidance of doubt nothing in clause (e) shall restrict the activities of any of your nominees elected as directors of the Company at the 2015 Meeting in their capacity as such. “Standstill Period,” for purposes of this Agreement, shall mean the period commencing on the date hereof and ending on June 30, 2015; provided, however, that the Standstill Period shall terminate automatically upon a Fundamental Change Event (as defined

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below). A “Fundamental Change Event” means (i) the Company has after the date of this Agreement entered into a definitive written agreement providing for (A) any acquisition of 20% or more of the voting securities of the Company by any person or group, (B) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group or (C) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, distribution, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (C), immediately following such transaction, any person (or the direct or indirect shareholders of such person) would beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction) or (ii) any person or group has commenced a tender or exchange offer that, if consummated, would make such person or group the beneficial owner of a majority of the outstanding voting securities of the Company. The Company agrees that the 2015 Meeting shall be held during the week of June 1, 2015, subject to adjournment in accordance with the Company’s Amended and Restated By-laws in the absence of a quorum. For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

8. No Solicitation of Employees. You agree that, without the prior written consent of the Company, neither you nor any of your Representatives will, for a period of 18 months from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, (a) any executive officer or director of the Company or (b) any other person who is employed by the Company or any of its direct or indirect subsidiaries on the date hereof or at any other time hereafter and prior to the termination of discussions by you with respect to the Possible Transaction with whom you or any of your Representatives has had contact or who (or whose performance) became known to you or any of your Representatives in connection with the Possible Transaction; provided, however, that the foregoing shall not preclude (1) the hiring of any person who applies for employment with you on their own initiative without direct or indirect inducement or encouragement by you or any of your Representatives in violation of this Agreement, (2) the solicitation (or employment as a result of the solicitation) of any person whose employment has been terminated or (3) the solicitation (or employment as a result of the solicitation) of any person through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel who did not have access to Proprietary Information, not directed to target the Company or specific individuals at the Company or any of its publicly-disclosed subsidiaries. You agree that, in connection with a Possible Transaction negotiated between you and the Company and during the Standstill Period in connection with any other Possible Transaction, you and your Representatives will not, without the prior written consent of the Company, engage in discussions with management of the Company regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after such Possible Transaction, unless and until a definitive agreement is executed and delivered with respect to such Possible Transaction.

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9. Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portion thereof to you or any of your Representatives is granted or implied under this Agreement.

10. Miscellaneous.

(a) You acknowledge that irreparable damage would occur to the Company if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, you agree that the Company, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by you or any of your Representatives of the provisions of this Agreement without proof of actual damages. You will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. You also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

(b) You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The Company’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the Company.

(c) If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, except as set forth in this paragraph. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by you (including by operation of law) without the prior written consent of the Company shall be void. Any purchaser of the Company or of all, or substantially all, the Company’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

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(e) This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto and (iii) shall, except as otherwise specifically set forth herein, cease to be effective two years after the date hereof; provided, however, that the confidentiality provisions and exceptions thereto contained herein shall continue to apply to you so long as you or any of your Representatives retain copies of any Proprietary Information or Transaction Information. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by you or any of your Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof.

(f) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally submits to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g) It is understood that, during the Standstill Period, you shall not directly contact the Company or any of its publicly-disclosed subsidiaries regarding the Possible Transaction and that, during the Standstill Period, all requests for information, facility tours or management meetings will be submitted or directed only to Tim Carpenter at 617-217-6383 or tim.carpenter@db.com at Deutsche Bank Securities Inc. and such other persons designated by

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the Company. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree, during the Standstill Period, not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction) with any of the Company’s Representatives (other than the Company’s financial advisors and counsel), customer or supplier of the Company (or any of its publicly-disclosed subsidiaries), except with the express permission of the Company.

(h) This Agreement also constitutes notice to you that the Company has engaged Foley & Lardner LLP (“Foley”) and Sidley Austin LLP (“Sidley”) as its legal counsel in connection with the Possible Transaction. Notwithstanding the fact that Foley or Sidley may have represented, and may currently represent, you and/or any of your Representatives with respect to matters unrelated to the Possible Transaction, you hereby (a) consent to Foley’s and Sidley’s continued representation of the Company in connection with the Possible Transaction, (b) waive any actual or alleged conflict that may arise from Foley’s or Sidley’s representation of the Company in connection with the Possible Transaction and (c) agree that Foley and Sidley will be under no duty to disclose any confidential information of the Company to you. By entering into this Agreement, you hereby acknowledge that the Company, Foley and Sidley will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Paragraph 10(h) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Paragraph 10(h), please contact Susan Pravda at Foley at (617) 342- 4003 or at spravda@foley.com or Matt Rizzo at Sidley at (212) 839-5935 or at mrizzo@sidley.com.

(i) For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

CARBONITE, INC.

By:	/s/ Danielle Sheer
	Name:	Danielle Sheer
	Title:	Vice President, General Counsel and
Secretary

Address:

Two Avenue de Lafayette
Boston, Massachusetts 02111

Facsimile No.: (877) 218-6468

E-mail Address: dsheer@carbonite.com

Attention: Danielle Sheer

j2 Global, Inc.

February 27, 2015

Accepted and agreed as of the date first written above:

j2 Global, Inc.

By:	/s/ Scott Turicchi
	Name:	Scott Turicchi
	Title:	President and Chief Financial Officer

Address:

6922 Hollywood Boulevard, Suite 500 Los Angeles, CA 90028

Facsimile No.: (323) 372-3617

E-mail Address: scott.turicchi@j2.com

Attention: Scott Turicchi